March 19, 2001

Greg Coleman

Dear Greg:

On behalf of Yahoo! Inc., I am pleased to offer you the position of Executive Vice President, North American Operations reporting to Jeff Mallett, President and COO.  Your primary responsibilities, the positions which will report to you, and the committee with respect to which you will be a member are described in the attached Position Plan Summary.  Your starting salary will be $62,500 per month ($750,000.00 annually), paid semi-monthly and subject to increase during an annual review. You will be eligible for an annual bonus of up to $750,000.00 based upon achieving the annual revenue goals for our North American business;  provided, however, you will be entitled to a minimum bonus for 2001 of $525,000 (70% of target). Additionally, you will be eligible to participate in the regular Yahoo! health insurance benefits and other employee benefit plans established by the company generally for its employees.  (In addition to our standard two weeks of vacation in year one, you are eligible to take one additional week with pay.)

You will receive a sign-on bonus in the amount of $1,250,000.00 if you start your employment on or before April 20, 2001 and we are able to announce your decision to join on or before April 11, 2001.  This will be payable in the first regular payroll period 30 days after your employment start date and is subject to applicable tax withholding.  An amount equal to $250,000 of this bonus, prorated for service completed, will become due and payable to the Company on your last day of employment if you voluntarily choose to leave the Company for any reason during the first year of employment, other than as a result of (a) a material breach of this agreement by the Company,  or (b)  a change in   the position to which you report  if, as a result of such change, you directly report to a position that does not in turn report directly to the Chief Executive Officer or if the scope of your responsibilities or your title is diminished  .

As a part of the Yahoo! team, we strongly believe that ownership of the Company by our employees is an important factor to our success.  Therefore, as part of your compensation, management has recommended that the Board of Directors grant you an option to purchase 300,000 shares of Yahoo! Inc.’s Common Stock under Yahoo! Inc.’s 1995 Stock Option Plan. We have every expectation that this grant will be officially approved and priced within two weeks of your start date.  The exercise price for this option will be the fair market value of Yahoo! Common Stock on the date of grant as determined by the Board of Directors. Options under the Yahoo! plan vest as to 1/4 of the shares after one year of employment, and in equal monthly installments over the 36 following months.

You have indicated that you will not move your family to the Bay Area until sometime in the summer, 2002.  At that time, assuming we both feel good about your performance and continued potential, we will provide the following relocation assistance:

A.      Home Sale/Home Purchase Assistance: We will pay all the required, non-recurring closing costs on the sale of your current home through our “market value sale” program.  We will also pay closing costs on the purchase of a new home in the Bay Area equal to 2% of the purchase price up to a cap of $40,000.00.

B.       Shipment of household goods (not to exceed $30,000.00).

C.      Family travel to destination (reimbursement up to $7,500.00).

D.      A mortgage subsidy of no less than 3/2/1 to help offset any increase in mortgage payments in the first three years following your move.  (This program pays 3 percentage points of interest in year one, 2 points in year two and 1 point in the third year  while providing you the ability to declare the full interest  payment as a tax write-off.)

In the meantime, the Company will provide you with a two bedroom furnished Corporate Apartment in the Bay Area for up to 15 months.

If you voluntarily choose to leave the company for any reason, other than a material breach of this agreement by the Company, during the first twelve months following your relocation, a prorated portion of the monies given to you for relocation expenses will become due and payable to the Company on your last day of employment (based on 1/12th for each month your termination precedes 12 months of Yahoo! Inc. service), and by your signature below you agree that such amount shall be deducted from any compensation payable to you at that time.

As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and or proprietary information related to the operations, products and services of the company and its clients.  To protect the interests of both the company and its clients, all employees are required to read and sign a PROPRIETARY INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT prior to beginning employment.  A copy of this agreement is enclosed.  Please sign it and return it along with your signed copy of this letter.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at will” relationship that may be terminated at any time by you or Yahoo!, with or without cause. Your signature at the end of this letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with Yahoo!, and that this letter and the attached Position Plan Summary contain our complete agreement regarding the terms and conditions of your employment.

You will be paid your full year bonus of $750,000.00 in lieu of severance in the unlikely event that your employment is terminated during the first twelve months of employment so long as (a), in the event of a termination initiated by the Company, such termination is not related to serious misconduct and (b), in the event of a termination initiated by you, there is either (i)  a material breach of this agreement by the Company, or (ii) a change in the  position to which you report if, as a result of such change, you directly report to a position that does not in turn report directly to the Chief Executive Officer or if the scope of your responsibilities or your title is reduced.

Our signature on this letter also confirms our mutual agreement to binding arbitration, as defined under the California Arbitration Act, under the rules of the American Arbitration Association, should there be any dispute related to the termination of our employment relationship or the terms of your employment relationship with Yahoo!.

Please understand that other than the relocation benefits outlined above, the terms and conditions outlined in this letter apply to your first year of employment with Yahoo only.  To accept this offer, please sign this letter in the space provided below and return it and a signed Proprietary Agreement to Kai Swavely in the envelope provided no later than March 16, 2001. A second copy of each document has been provided for you to keep for your records.  In order for Yahoo! to comply with the Immigration Reform and Control Act, we ask that you bring appropriate verification of authorization to work in the United States with you on your first day of employment.

We look forward to your joining us and hope that you find your employment with Yahoo! enjoyable and professionally rewarding.

Very truly yours,
/s/ KIRK FROGGATT
Kirk Froggatt
Vice President, Human Resources

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ GREGORY COLEMAN	3/19/01
Signature	Date

Planned Start Date
(Contingent upon completion of a satisfactory background investigation.)